CMA Multi-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Year Ending: 03/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

5/07/2003	20,000	Puerto Rico Commonwealth/ WED	1.08%	12/01/2015
07/28/2003	5,900	Connecticut Sate Health & EDL FAC	0.67	07/01/2027
02/24/2004	1,200	Connecticut Sate Health & EDL FAC	0.82	07/01/2027